Exhibit 99.2
In the filing of the SoftBrands proxy statement today, the company is seeking approval of an amendment to the SoftBrands, Inc. 2001 Stock Incentive Plan to authorize a stock option and stock appreciation right exchange program for employees. You are receiving this communication because you hold stock options or stock appreciation rights (SARs) that would be affected by this shareholder proposal. As stated in the proxy statement, the exchange program has been designed to reinstate the retention and motivational value of our equity incentive plan, acknowledging that the significant decline in the market price for our common stock over the past two years has substantially diminished the value of outstanding options and SARs that we have granted as a compensation mechanism.
Attached is an excerpt from the proxy statement that describes the reasons for the proposed exchange program. After the voting period on the amendment has expired, and the shareholder vote has been tallied, the company will provide more information on status of the proposal and any action steps that you need to take. Please recognize that the company is not planning to provide any further written communication on this issue until the status of the shareholder vote is known.
WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE ALL OPTION AND SAR HOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE OR ON THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV.